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Agreement No.:

Cooperation Agreement on Operating Service Center

Wunong Technology (Shenzhen) Co., Ltd	Address: Shenzhen, China
Service Hot Line: 400-808-4108	Zip Code: 518101

Party A: Wunong Technology (Shenzhen) Co., Ltd.

Unified Social Credit Code: 914403003427480000

Legal Representative: Changbin Xia

Address: B401, 4th Floor Building 12, Hangcheng Street, Hourui No. 2 Industrial District, Southern Section, Zhichuang Juzhen Double Creative Park, Bao’an District, Shenzhen, People’s Republic of China

Party B:

Unified Social Credit Code:

Legal representatives:

Domicile:

In order to provide better service to Party A’s customers and suppliers and realize the convenience and efficiency of cross-regional services, based on the principles of voluntariness, equality, fairness, honesty and credibility, and in accordance with the relevant provisions of the Contract Law of the People’s Republic of China, the following agreements have been reached between Party A and Party B through friendly consultation:

Article 1 Cooperation content

Party B shall become the authorized operation service center of Party A. Party B shall have the right to engage in the following business pursuant to this Cooperation Agreement:

(1) To sell products online and offline on behalf of Party A;

(2) To organize group purchase (including subscription, adoption, plant recognition, etc.) within its jurisdiction on behalf of Party A;

(3) To develop, coordinate and manage suppliers on behalf of Party A;

(4) Assist Party A in dealing with after-sales issues concerning products and services;

(5) Provide necessary training for Wunong search agents;

(6) Other matters entrusted by Party A in writing.

Article 2 Party A’s rights and obligations

(1) Party A has the right to regularly assess Party B’s operation and promotion services. The assessment methods and indicators are formulated by Party A, and Party B agrees to abide by them. If the assessment fails to meet the standard, Party A will order Party B to rectify; if the rectification is not completed within the prescribed time limit, Party A may revoke the qualification of authorized service organization of Party B.

(2) If Party B materially violates Party A’s relevant policies and regulations, causes adverse market impact and seriously damages Party A’s goodwill, Party A will unconditionally revoke Party B’s authorized service organization qualification and reserve the right to pursue its legal liability.

(3) Party A shall publish relevant documents and data through official channels in time to facilitate Party B to provide services to customers and suppliers.

Article 3 Party B’s rights and obligations

(1) Party B has the right to receive relevant promotion service fees. The proportion of service fees is stipulated by Party A according to the actual process of market development and can be adjusted regularly. The specific proportion is as follows.

1. Party B shall receive a commission of 10% on the sale of all products through Party B.

2. Party B shall receive a commission of 10% on the commission received by his agent company on the sale of all products through said agent company; Party B is entitled to a commission generated from its three-tier agent companies.

(2) Party B shall pay the deposit in full and on time in accordance with the relevant provisions of Party A.

(3) Party B shall be staffed in accordance with the relevant provisions of Party A, and the staff members of Party B shall also receive regular training from party A and take up the corresponding posts after passing the examination.

(4) Party B shall assume full responsibility for the business activities of its staff members. If Party A assumes responsibility by reasons of Party B, it may claim compensation from Party B.

(5) If Party B has one of the following circumstances, it shall issue a written report to Party A within 10 working days:

1. Change of legal representative;

2. Change of registered capital or ownership structure;

3. Change of name, domicile or business premises, business scope and contact information;

4. Establishment, merge or termination of branches;

5. Changing the business premises, persons in charge, or scope of business of branch offices;

6. Significant changes taken place in business conditions.

7. Occurrence of litigation cases or economic disputes of more than 500,000 yuan.

8. Obtaining the qualifications of authorized service organizations of other companies;

9. Subjecting to investigation and punishment by the competent authorities for suspected violations of laws and regulations.

10. Other information requested by Party A.

(6) Party B shall abide by the unified deployment of Party A in its external publicity work. Party B shall not publish without authorization any information or statements about Party A to the media without Party A’s examination and confirmation. Party B shall not carry out false publicity to ensure that Party A’s external publicity information is true, complete and accurate.

(7) Without the written consent of Party A, Party B shall not subcontract all or part of its business under this Agreement, nor transfer or pledge its rights and interests under this Agreement.

Article 4 Settlement method

(1) Promotion service fee settlement method: on a monthly basis. Party B shall provide Party A with invoice that meet the financial requirements, and Party A shall make the payment to the account designated by party B.

Article 5 Effectiveness, Termination and Liability for Breach of Agreement

(1) Both parties have fully understood the terms of this Agreement and have no objection.

(2) The validity term of this agreement is one year. If there is no objection from both parties after the expiration of this agreement, the validity term of this agreement shall automatically be extended for one year.

(3) If any party breaches the terms and conditions of this agreement, which result in the non-continuation of the performance of this agreement, the observant party has the right to terminate this agreement.

(4) If Party B completes the transfer of its authorized service organization qualification, this agreement shall be automatically terminated.

(5) All losses of the other party caused by the breach of the contract shall be borne by the breaching party.

Article 6 Exemption clause

(1) If this Agreement cannot be fully or partially fulfilled due to natural disasters, such as earthquakes, typhoons, fires, major changes in state policies or other events of force majeure, it shall be partially or totally exempted from liability in accordance with the effects of such events. If one party fails to fulfil the agreement due to force majeure, it shall notify the other party in time.

(2) If this Agreement cannot be fulfilled due to policy or legal reasons, all parties shall be exempted from liability in part or in whole.

Article 7 Miscellaneous

(1) In case of disputes arising from the performance of this Agreement or in connection with this Agreement, both parties shall consult by telephone or in writing in a timely manner. If the consultation fails, they shall file a lawsuit with the competent court in the place where party A is domiciled.

(2) The matters not covered in this Agreement shall be determined through consultation between the two parties and agreed upon in the form of supplementary clauses, which are an integral part of this Agreement and have the same effect as this Agreement.

(3) Documents and appendices referred to in the terms of this Agreement are all valid components of this Agreement and have the same legal effect as this Agreement.

(4) The original of this agreement is made in duplicate with each party holding one copy. A copy is invalid.

(Signature page below, no text)

Party A: Wunong Technology (Shenzhen) Co., Ltd	Party B:
Authorized Representatives:	Authorized Representatives:
Contact number: 0755-85250400	Contact number:
Signing time: